Filed pursuant to Rule 433

Registration No. 333-255156

333-255156-01

BLACKROCK FUNDING, INC.

$3,000,000,000 SENIOR UNSECURED NOTE OFFERING

PRICING TERM SHEET

March 5, 2024

$500,000,000 4.700% Notes due 2029

$1,000,000,000 5.000% Notes due 2034

$1,500,000,000 5.250% Notes due 2054

Issuer:	BlackRock Funding, Inc. (“Issuer”)

Guarantor:	The Notes will be fully and unconditionally guaranteed by BlackRock, Inc. (the “Guarantor”)

Expected Ratings*:	Aa3 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Trade Date:	March 5, 2024

Settlement Date**:	March 14, 2024 (T+7)

Securities:	4.700% Notes due 2029 (the “2029 Notes”) 5.000% Notes due 2034 (the “2034 Notes”) 5.250% Notes due 2054 (the “2054 Notes”)

Principal Amount:	2029 Notes: $500,000,000 2034 Notes: $1,000,000,000 2054 Notes: $1,500,000,000

Maturity Date:	2029 Notes: March 14, 2029 2034 Notes: March 14, 2034 2054 Notes: March 14, 2054

Benchmark Treasury:	2029 Notes: 4.250% due February 28, 2029 2034 Notes: 4.000% due February 15, 2034 2054 Notes: 4.750% due November 15, 2053

Benchmark Treasury Price and Yield:	2029 Notes: 100-15+/4.141% 2034 Notes: 98-26+/4.145% 2054 Notes: 107-26+/4.281%

Spread to Benchmark Treasury:	2029 Notes: +60 basis points 2034 Notes: +87.5 basis points 2054 Notes: +105 basis points

Yield to Maturity:	2029 Notes: 4.741% 2034 Notes: 5.020% 2054 Notes: 5.331%

Price to Public:	2029 Notes: 99.819% 2034 Notes: 99.844% 2054 Notes: 98.794%

All-in-Price to Issuer:	2029 Notes: 99.469% 2034 Notes: 99.394% 2054 Notes: 98.044%

Net Proceeds to Issuer before Expenses:	2029 Notes: $497,345,000 2034 Notes: $993,940,000 2054 Notes: $1,470,660,000

Coupon:	2029 Notes: 4.700% 2034 Notes: 5.000% 2054 Notes: 5.250%

Interest Payment Dates:	Paid semi-annually on March 14 and September 14, commencing September 14, 2024

Optional Redemption:	Make-whole call at Treasury plus (i) 10 basis points in the case of the 2029 Notes prior to February 14, 2029, (ii) 15 basis points in the case of the 2034 Notes prior to December 14, 2033 and (iii) 20 basis points in the case of the 2054 Notes, prior to September 14, 2053; Par call at 100% of principal amount on or after (i) February 14, 2029 for the 2029 Notes, (ii) December 14, 2033 for the 2034 Notes and (iii) September 14, 2053 for the 2054 Notes

CUSIP:	2029 Notes: 09290DAA9 2034 Notes: 09290DAB7 2054 Notes: 09290DAC5

ISIN:	2029 Notes: US09290DAA90 2034 Notes: US09290DAB73 2054 Notes: US09290DAC56

Joint Book-Running Managers:

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

ICBC Standard Bank Plc[1]

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

Santander US Capital Markets LLC

Academy Securities, Inc.

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

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ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to two business days before delivery may be required, because the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes prior to two business days before delivery, you should consult your own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC, including the preliminary prospectus supplement dated March 5, 2024, for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement, when available, if you request it by calling (i) Morgan Stanley & Co. LLC toll-free at (866) 718-1649; (ii) BofA Securities, Inc. toll-free at (800) 294-1322; (iii) Citigroup Global Markets Inc. toll-free at (800) 831-9146; and (iv) J.P. Morgan Securities LLC toll-free at (866) 803-9204.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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